Exhibit 10.7

LOAN AGREEMENT

Agreement No.:

Borrower (“Party A”): Yingtan Topnew Motor Co., Ltd

Legal Representative: Cai Keqiang | Tel.:

Address:

Lender (“Party B”): Guixi Economic Development Zone Management Committee

Legal Representative: Peng Xianrong | Tel.:

Address:

In accordance with the Investment Agreement executed between Party A and Party B, Party A has applied to Party B for an interest-subsidized loan to fund its production and operations. The parties, on the basis of equality and mutual consent, have reached the following agreement, which they shall perform in good faith:

Article 1. Loan Amount and Term

1.1 Party A shall borrow from Party B the sum of RMB Eight Million Five Hundred Thousand Yuan (¥8,500,000.00), subject to the actual amount disbursed.

1.2 Term: Thirty-six (36) months, commencing March 5, 2020 and ending March 4, 2023.

1.3 If the date of first remittance shown on the remittance advice differs from the term start date stated above, the actual remittance date shall control and the maturity date shall be adjusted accordingly.

Article 2. Use of Proceeds

2.1 The loan shall be used solely for production and operating expenses of Party A. Investment in the stock or real-estate markets, or any activity prohibited by law, is forbidden.

2.2 If, at any time before maturity, Party B discovers that the proceeds have been diverted to a prohibited use, Party B may, by written notice to Party A, declare the loan immediately due and payable. Party A shall thereupon repay the entire outstanding principal together with interest accruing from the disbursement date at 1‰ per day, a default penalty, and all costs incurred by Party B in enforcing its rights (including but not limited to attorneys’ fees, court costs, and travel expenses), and shall compensate Party B for any losses resulting therefrom.

Article 3. Guarantee, Interest and Repayment

Party A grants Party B a guaranteee interest in its production equipment located in the Cable & Wire Harness Industrial Park, Guixi (see separate Equipment Mortgage Agreement);

The shareholders of Party A—Cai Keqiang, Fan Maosheng, and Qin Xianhua—shall provide joint-and-several guaranties for this loan, with the guaranty period expiring two (2) years after the loan maturity date;

If the principal amount advanced does not exceed RMB 2.4 million, Party B shall bear all interest accruing during the thirty-six (36)-month loan term at a monthly rate of 1%. Upon expiration of the interest-subsidy period Party B shall bear no further interest, and Party A shall repay the entire principal to Party B in one lump sum. Should Party A fail to repay the principal when due, Party B shall impose on Party A a late-payment penalty of 0.2% per day on the outstanding principal, calculated from the original disbursement date.

Article 4. Rights and Obligations of the Parties

4.1 Party A’s Rights and Obligations

(1) Party A is entitled to require Party B to disburse the loan in strict accordance with the terms of this agreement.

(2) Party A shall use the loan proceeds strictly for the purposes specified herein and shall not misappropriate the funds or engage in any illegal or non-compliant transactions therewith. Party A shall cooperate with, and accept, Party B’s inspection and supervision of Party A’s production, operations, financial activities, and use of the loan under this Agreement. Party A shall not withdraw capital, transfer assets, or utilize affiliates or any other means to transfer assets for the purpose of evading its obligations to Party B.

(3) Party A shall repay the principal to Party B on time and in accordance with the terms hereof.

(4) Party A shall furnish Party B with relevant financial and accounting data as well as information on its production and operations upon Party B’s request, and shall be responsible for the truthfulness, completeness, and validity of such information, without providing any false materials or concealing any material operational or financial facts.

4.2 Party B’s Rights and Obligations

(1) Party B is entitled to demand that Party A repay the principal, interest, and fees on schedule and to exercise all other rights set forth in this agreement, including requiring Party A to perform all of its other obligations hereunder.

(2) Party B shall disburse the loan in accordance with this Agreement, except where delay is caused by Party A or by any reason not attributable to Party B.

(3) Party B shall keep confidential all financial information and business secrets provided by Party A relating to its operations.

Article 5. Dispute Resolution

This agreement shall be governed by the laws of the People’s Republic of China. Any dispute shall first be settled through friendly consultation; failing that, either party may bring an action in the People’s Court having jurisdiction over the place where this agreement was signed. The non-disputed parts of this agreement shall continue to be performed during litigation.

Article 6. This agreement shall take effect once signed or sealed by both Party A and Party B.

This agreement is executed in five (5) counterparts, each of which shall be deemed an original: one (1) for the Borrower, one (1) for the Lender, one (1) for the Industrial Development Fund Management Office, one (1) for the Guixi Economic Development Zone archives, and one (1) for the relevant registration authority. All counterparts shall possess equal legal force.

Party A(seal):

Representative(signature): ___________________________

Party B(seal):

Representative(signature): ___________________________